EXHIBIT 10.1


                            EMPLOYMENT AGREEMENT

                                    WITH

                               LOUIS SCAFURI

AGREEMENT entered into as of May 1, 1999 between Louis Scafuri residing at 133 Nichols Road, Cohasset MA 02025, USA ("Employee"), E.S.C. (D) Inc., a Delaware company with offices located at 100 Crescent Road, Needham, MA 02194, USA ("ESC" or the "Subsidiary") and ESC Medical Systems Ltd., an Israeli company with offices located at Yokneam, Israel (unless the context otherwise requires , references to ESC Ltd. shall be included in references to "ESC" or the "Company").

                            W I T N E S S E T H:

WHEREAS, ESC is in the business of marketing medical instruments developed and manufactured by ESC Ltd. (the "Business);

WHEREAS, ESC and ESC Ltd. desires to employ Employee as CEO North
American Operations.

NOW THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto agree as follows:

1.      EMPLOYMENT.

        With effect from the Effective Date (as defined in Section 3), ESC employs Employee and Employee accepts employment with ESC upon the terms and conditions set forth herein.

2.      DUTIES.

2.1 ESC and ESC Ltd. hereby engages Employee to serve as CEO North American Operations during the term hereof;

2.2 Employee shall devote his full business time and attention to the Business of the Company and shall perform his duties diligently and promptly for the benefit of ESC. During his employment hereunder, Employee shall not undertake or accept any other paid or unpaid employment or occupation or engage in or be associated with, directly or indirectly, any other business, duties or pursuits except with the prior written consent of the Board of Directors. Employee shall report regularly to the President of ESC Ltd.

3.      TERM.

3.1 Employee's employment under this Agreement shall commence on April 1, 1999 (the "Effective Date") and shall end on the earliest of:
        (i) the death or disability (as defined herein) of Employee; (ii) the termination of Employee's employment by ESC for cause (as defined herein) after providing thirty (30) days advance notice (as defined herein); or (iii) three (3) years from the Effective Date. The term will extend for additional one year periods at March 31 of each year commencing on March 31, 2000 unless either party delivers a notice of intention not to renew no later than January 1 of any year.

3.2 Either party may terminate this agreement without cause, as hereinafter defined, by six months prior written notice, during which period Employee shall continue his services unless otherwise instructed by the Board. In the event of a Change in Control of the Company, as defined in the Attachment, the Company may not exercise this termination provision. In such event, Employee will be employed by the Company for a minimum period of one year following a termination notice to Employee by Company. All the terms and conditions will apply during this two year period.

3.3 For the purpose of this paragraph 3, "disability" shall mean any physical or mental illness or injury as a result of which Employee remains absent from work for a period of two (2) successive months. Disability shall occur upon the end of such two-month period.

3.4 For the purpose of this paragraph 3, "cause" shall exist if Employee (i) breaches any of the material terms or conditions hereof including, without limitation, the terms of paragraphs 8 or 9; (ii) substantially fails to perform the Employee's areas of responsibility set forth herein; (iii) engages in willful misconduct or acts in bad faith with respect to ESC, in connection with and related to the employment hereunder; (iv) is convicted of a felony or is held liable by a court of competent jurisdiction for common law fraud against ESC; or (v) fails to comply with the instructions of the Company's Board of Directors in a manner materially detrimental to the Company, provided that, with respect to clauses (i), (ii) and (v), if Employee has cured any such condition (that is reasonably susceptible to cure) within 30 days of the advance notice (as defined herein) then "cause" shall be deemed not to exist. For purposes of this paragraph 3, "advance notice" shall constitute a written notice delivered to Employee that sets forth with particularity the facts and circumstances relied upon by ESC as the basis for cause.

3.5 During the period following notice of termination by any party for any reason, the Employee shall cooperate with ESC and use his best efforts to assist the integration into the ESC organization of the person or persons who will assume the Employee's responsibilities.

4.      COMPENSATION.

        During the term hereof, and subject to the performance of the services required to be performed hereunder by Employee, ESC shall pay to Employee for all services rendered by Employee under this Agreement a salary, payable not less often than monthly and in accordance with ESC's normal and reasonable payroll practices, in a monthly gross amount of $20,833 exclusive of any benefits to or on behalf of Employee provided by or through the Company (the "Gross Salary"). Employee shall, in addition to the above, receive a sign or bonus $125,000 of which $63,000 has been paid upon execution of the engagement letter and $62,000 will be paid during January 2000.

5.      VACATION.

        Employee shall be entitled to three (3) weeks of paid vacation during each year that this Agreement is in effect, to be taken at times subject to the reasonable approval of ESC. Vacation time shall not be accumulated but Employee shall be paid for any unused vacation remaining at the end of the year in which vacation time is accrued.

6.      401(K) AND INSURANCE

        The Company shall allow Employee to participate in its 401(K) Plan, once implemented.

7.      BONUS

        In addition to the compensation set forth above, Employee shall be awarded an annual bonus of up to 80% of the annual Gross Salary payment if the Company meets bottom line and top line performance annual goals st by the Ltd.'s President.

8.      OPTIONS

        Employee shall be granted options to purchase Ordinary Shares of the Company in the amount of 450,000 shares ("Options") as follows:

8.1 Options to acquire 200,000 of the Option shares shall be exercisable in equal amounts over a three-year period commencing on the anniversary of the date of grant; i.e., 33% at the end of one year, 66% at the end of the second year, 100% at the end of the third year.

8.2 Options to acquire 150,000 of the Option shares shall be execrable in equal parts over a five-year period commencing on the anniversary of the date of grant; i.e., 20% at the end of one year, 40% at the end of the second year, 60% at the end of the third year, 80% at the end of the fourth year and 100% at the end of the fifth year. Irrespective of the terms of exercise set forth in this subsection 8.2, the options to acquire 150,000 shares described herein shall be exercisable immediately in its entirety in the event the shares of the Company listed on NASDAQ trade at a closing bid price of $20 or more for 20 successive trading days.

8.3 Options to acquire 100,000 of the Option shares shall be exercisable in equal parts over a five-year period commencing on the anniversary of the date of grant; i.e., 20% at the end of one year, 40% at the end of the second year, 60% at the end of the third year, 80% at the end of the fourth year and 100% at the end of the fifth year. Irrespective of the terms of exercise set forth in this subsection 8.3, the options to acquire 40,000 shares described herein shall be exercisable immediately in its entirety in the event the shares of the Company listed on NASDAQ trade at a closing bid price of $25 or more for 20 successive trading days.

8.4 All Options granted hereunder shall be exercisable immediately upon a Change of Control as defined in the Appendix attached hereto.

        The Options will be subject to the Company's option plan and the terms of the option agreement to be entered between the Employee and ESC Ltd.

9.      SECRECY AND NONDISCLOSURE.

        The Employee shall treat as secret and confidential all of the processes, methods, formulas, procedures, techniques, software, designs, data, drawings and other information which are not of public knowledge or record pertaining to the Business of the Company and ESC Ltd. (existing, potential and future), including without limitation, all business information relating to customers and suppliers and products of which the Employee becomes aware during and as a result of his employment or association with the Company and ESC Ltd., and Employee shall not disclose, use, publish, or in any other manner reveal, directly or indirectly, at any time during or after the term of this Agreement, any such processes, methods, formulas, procedures, techniques, software, designs, data, drawings and other information pertaining to ESC's existing or future Business or products. The Employee may disclose or use such information, if at all, only with the prior express written consent of the Company and ESC Ltd., as the case may be.

10.     NON-COMPETITION.

10.1 Employee agrees that during the term of this Agreement and for a period of two (2) years after he ceases to be employed by the Company he shall not, directly or indirectly, for his or its own account or as an employee, officer, director, partner, joint ventures, shareholder, investor, consultant or otherwise (except as an investor in a corporation whose stock is publicly traded and in which Employee holds less than 5% of the outstanding shares) sell, distribute or in any way market any product, service or technology of the Company or ESC Ltd. or interest himself or itself in or engage in any business or enterprise, anywhere in the world, that directly or indirectly competes with the Business of the Company or ESC Ltd., that exists now or in the future during the term of this Agreement or its proposed in writing by the Company or ESC Ltd. prior to the time of termination or is based on similar technology to that of the Company or ESC Ltd.; provided that any such proposal is provided to Employee in writing within 30 days of the date of termination.

10.1.1 The restrictions in paragraph 10.1 shall not apply to any activities that are consented to in writing by the Board of Directors of the Company and ESC Ltd. after disclosure by Employee of his proposed activities.

10.2 Employee agrees that during a period of one year from termination of this Agreement he shall not employ directly or indirectly any individual then employed by the Company or ESC Ltd.

10.3 Employee acknowledges that the restricted period of time and geographical area specified under paragraph 10.1 hereof are reasonable, in view of the nature of the business in which the Company and ESC Ltd. are engaged and Employee's knowledge of the Business and products of the Company and ESC Ltd.

10.4 Notwithstanding anything contained in paragraph 10.3 to the contrary, if the period of time or the geographical area specified under paragraph 10.1 hereof should be determined to be unreasonable in any judicial proceeding, then the period of time and area of the restriction shall be reduced so that this Agreement may be enforced in such area and during such period of time as shall be determined to be reasonable by such judicial proceeding.

10.5.1 No contract, agreement or arrangement for sales, research, development, promotion, maintenance or service of any medical equipment shall be entered into by Employee individually or some other person or entity unless the Board of Directors of ESC Ltd. has given its prior written consent;

10.5.2 Unless otherwise expressly agreed to by ESC Ltd., all sales or other disposition of the products or services of ESC Ltd. shall be made only by or through the Company and not by or through any other person or entity with which Employee is directly or indirectly associated.

11.     DEVELOPMENT RIGHTS.

        The Employee agrees and declares that all proprietary information including but not limited to trade secrets and know-how, patents and other rights in connection therewith developed by or with the contribution of Employee's efforts during his employment or association with the Company and/or ESC Ltd. shall be the sole property of the Company and ESC Ltd. and the Employee shall execute all documents necessary to assign any patents to ESC and otherwise transfer such proprietary rights to ESC.

12.     EMPLOYEE REPRESENTATIONS.

        The Employee represents and warrants to ESC that the execution and delivery of this Agreement and the fulfillment of the terms hereof
        (i) will not constitute a default under or breach of any agreement or other instrument to which he is a party or by which he is bound, including without limitation, any confidentiality or non-competition agreement, (ii) do not require the consent of any person or entity, and (iii) shall not utilize during the term of his employment any proprietary information of any third party, including prior employers of the Employee.

13.     BENEFIT.

        Except as otherwise herein expressly provided, this Agreement shall inure to the benefit of and be binding upon ESC, its successors and assigns, including, without limitation, any subsidiary or affiliated entity and shall inure to the benefit of, and be binding upon, Employee, his heirs, executors, administrators and legal representatives.

14.     ENTIRE AGREEMENT.

        This Agreement constitutes the entire understanding and agreement between the parties hereto, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto.

15.     NOTICES.

        All notices, requests and other communications to any party hereunder shall be given or made in writing and telecopied, mailed (by registered or certified mail) or delivered by hand to the respective party at the address set forth in the caption of this Agreement or to such other address (or telecopier number) as such party may hereafter specify for the purpose of notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified herein and the appropriate answer back is received or (ii) if given by any other means, when delivered at the address specified herein.

16.     APPLICABLE LAW.

        This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Israel without giving effect to principles of conflicts of law and the courts of Israel, District of Tel Aviv, shall have exclusive jurisdiction over the parties hereto and subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first appearing above.


E.S.C. (D) INC.

By:     /s/ Shimon Eckhouse                        /s/ Louis Scafuri
    -------------------------------                ---------------------------
                                                   LOUIS SCAFURI

ESC MEDICAL SYSTEMS LTD.

By:     /s/ Shimon Eckhouse
    -------------------------------